Exhibit 99.1

PHILLIPS-VAN HEUSEN CORPORATION

200 MADISON AVENUE

NEW YORK, N.Y. 10016

FOR IMMEDIATE RELEASE

Media Contact:

Rubenstein Associates, Inc.

Public Relations

Marcia Horowitz

Telephone: 212 843 8014

Investor Relations

Contact:

Phillips-Van Heusen Corp.

Pamela N. Hootkin

Vice President, Treasurer, and Investor Relations

Telephone: 212 381 3507

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PHILLIPS-VAN HEUSEN IMPLEMENTS SUCCESSION PLAN AS

BRUCE KLATSKY ANNOUNCES PLANS TO STEP DOWN AS CEO

Mark Weber, Current President/COO, Named Successor

NEW YORK, March 4, 2005 -- Effective at the company’s annual meeting on June 14, 2005, Bruce Klatsky will step down as Chief Executive Officer of Phillips-Van Heusen Corporation (NYSE: PVH), the company announced today.  Mr. Klatsky said he has agreed with the board of directors to remain its nominee for an additional one-year term as its Chairman in order to ensure an orderly transition to succeeding management.  As called for in the company’s succession plan, Mark Weber, 55, currently President and Chief Operating Officer and a director, will succeed Mr. Klatsky as Chief Executive Officer.  Emanuel Chirico, 47, currently Executive Vice President and Chief Financial Officer, will become President and Chief Operating Officer and be nominated for a seat on the board of directors.

Mr. Klatsky said, “The success of our company over the past five years and the comfort we have in maintaining an annual projected 15% to 20% earnings growth into the foreseeable future, make it an appropriate time to pass the torch.  I have spent the majority of my waking hours these past years focused on the business of PVH, and I now happily anticipate spending more time with my family.   I joined PVH almost 34 years ago as a merchandise trainee and rose through the ranks in a way that underscores the opportunity that our company represents to its almost ten thousand associates.  I have been very proud to head such a wonderful company, and am very pleased to be leaving it in such good hands.”

He continued, “Mark Weber joined PVH six months after me.  We rose through the organization together and I was very pleased when he was elected president in 1998 and became part of our top management team.  His consistent track record of success in every assignment he has undertaken for our corporation is unparalleled.  He is the logical choice as my successor.  Manny Chirico joined our corporation from Ernst & Young as controller in 1993 and assumed the responsibility of chief financial officer in 1998.  His performance in these roles has been outstanding.  He has well earned the esteem he enjoys in the financial and investment community.  Both men have played an integral role in the success we have achieved in recent years and in laying the foundation for the bright future we face.  This shared history and continuity will make the coming transition seamless.”

Mr. Weber said, “I have worked closely with Bruce for 33 years and have been his partner in managing PVH for the last six.  I am committed to the same strategic direction, priorities and objectives that have guided us during this very productive period for our company.   I have every intention of continuing to execute the business plan that brought us to this point and has such great potential for the future.”

David Landau, the board’s lead director, said, “This succession plan will provide a smooth transition and ensure the company stays on course in the execution of its business plan.  We are very grateful to Bruce Klatsky for his many contributions to the company and are very fortunate to have an executive of the caliber of Mark Weber in place to succeed him.   Mr. Weber, in his role as Phillips-Van Heusen’s President and Bruce Klatsky’s partner, has contributed to all of the company’s recent success, including the Calvin Klein acquisition and its successful integration.  His background and experience will provide continuity as the company continues its growth and takes advantage of the many opportunities before it.”

Phillips-Van Heusen Corporation is one of the world's largest apparel companies. It owns and markets the Calvin Klein brand worldwide. It is the world's largest shirt company and markets a variety of goods under its own brands, Van Heusen, Calvin Klein, IZOD, Arrow, Bass and G.H. Bass & Co., and its licensed brands Geoffrey Beene, Kenneth Cole New York, Kenneth Cole Reaction, BCBG Max Azria, BCBG Attitude, MICHAEL Michael Kors, Sean Jean and Chaps.

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SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements made in this press release, including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations and intentions, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, the following: (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the levels of sales of the Company's apparel and footwear products, both to its wholesale customers and in its retail stores, and the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends and other factors;  (iii) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth and inventory, including the Company’s ability to realize revenue growth, cost savings or synergies from integrating, developing and growing Calvin Klein; (iv) the Company’s operations and results could be affected by quota restrictions (which, among other things, could limit the Company’s ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials (particularly petroleum-based synthetic fabrics, which are currently in high demand), the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced), and civil conflict, war or terrorist acts, the threat of any of the foregoing or political and labor instability in the United States or any of the countries where the Company’s products are or are planned to be produced; (v) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas; (vi) acquisitions and issues arising with acquisitions and proposed transactions, including without limitation, the ability to integrate an acquired entity into the Company with no substantial adverse affect on the acquired entity's, or the Company’s existing, operations, employee relationships, vendor relationships, customer relationships or financial performance and (vii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

The information included in this press release contains certain forward-looking statements, including, without limitations, projections of earnings growth, which reflect the Company’s view of future events and financial performance as of the date it was released and the Company does not undertake any obligation to update publicly any such forward-looking statement, whether as a result of the receipt of new information, future events or otherwise.